Exhibit 99.1

SHFL entertainment, Inc. Town Hall, November 8, 2013

MS. LEVER: Good morning.

AUDIENCE: Good morning.

MS. LEVER: Oh, come on.

AUDIENCE: Good morning.

MS. LEVER: Better. So welcome to our town hall. I’m here to do the legal stuff, you know, as usual.

Today’s town hall is going to be just a little bit different from what we are used to. As you know, we haven’t yet had our shareholder vote. That is going to be coming up on November 19th. Because of that, we still have some obligations, which includes the transcript of today’s entire town hall is going to get filed with the SEC. I know a lot of you do go on our website, you look at our filings. So you will actually be able to read the transcript of today’s town hall as one of our filings.

Because of that, we are going to be conducting it a little bit differently, and there is not going to be a live Q&A, but instead, Ramesh, who Gavin is going to read some Q&A prepared in advance to. The Q&A actually came from a lot of you, as well as some questions that we have already received over the last few weeks, few months and we know that you want to hear answers to.

That’s going to be really the only difference today from all of the other town halls that we have had over the last months and years. Once we close, our town halls are going to go straight back to usual where they are going to be live, you are going to be able to ask questions, you are going to have great feedback.

So with that, Gavin.

MR. ISAACS: This is very different for me. I’m not allowed to make my usual jokes, I’m not allowed to use the usual stuff because this is all being recorded, but I do want to note that there is a stage here and I have never been on one of these. No.

This is about Bally presenting to us, and Ramesh, I’m going to introduce in a minute. But we are going to have our little town hall on the 19th after we have our shareholder meeting, and we are going to do some fun things there and I will give you a final little speech at that stage so I will bring back the humor then.

But on the record, I just want to say a couple things to you guys. And I think the most important thing is that you just competed another financial year. And despite distractions and the obvious additional work and other kinds of complications that the distractions bring about, you guys were brilliant. And I think on the 19th we can have some more information about that, but I personally want to say thank you for the great efforts. And I sincerely hope you keep going and keep rolling on with that.

I have said it before, but great companies are made up of great people, and this is a great company and you are great people. It’s been an incredible honor and privilege to lead you during these times. I just hope that you really do kick on to the next level as part of Bally.

As I said, on the 19th we will have — the phone is talking — okay. Okay.

And so on the 19th we can have some more and have a bit of fun, et cetera, but right now I would like to introduce my dear friend Ramesh who is — by the way, I will say on the record, don’t go to his manicurist. So Ramesh is going to address you all and share some information about Bally so please make him welcome.

MR. SRINIVASAN: Hello. Good morning. Would you like me to be here or on stage? What’s your preference?

AUDIENCE: Stage.

MR. SRINIVASAN: Gavin and I have done a lot of damage to a lot of companies before as well. We are quite used to being together. Thank you, Gavin. Thank you more than anything else for being — continuing to be such a great friend. Gavin and I have been colleagues for many years and share a great working relationship with each other. Thank you very much for what a wonderful job you have done leading SHFL to where it is today.

So before I get started, I want to thank all of you for taking the time to come here. I know it’s not easy taking a couple hours away from your busy work schedule to be here. I sincerely appreciate it. Thank you very much.

Also thank you to all the staff for setting up this beautiful place. It’s so cozy. It’s so nice. It is a very good place to have a chat with the employees. Thank you very much for all the hard work that has gone into setting up this place. We truly appreciate it.

And also, more than anything else, thank you for all hard work that’s gone into the integration planning so far. The kind of work all of you have done managing your day-to-day work and also managing the integration planning is not easy. Doing two jobs at a time is not easy, and I want sincerely thank you for all of the hard work that’s gone into the integration planning.

I want to sincerely thank you for all of the hard work that’s gone into some very, very good high quality integration planning that’s happened so far. So thank you very much for that. And I also know that, unfortunately, because of the laws we are governed by — there are laws for good reasons. I have no complaints against them — we are not able to communicate fully, as fully as we would like to because we have to make sure we follow procedure as well. And thank you for your patience. It’s not easy. You know, change is difficult and I have been through it in life and I know how tough it is to deal with change. And I want to sincerely thank you, you know, for patience and how patient you have been with the integration planning. And I sincerely apologize for all of the anxiety and all hard feelings that we are not sure how tomorrow is going to be. And I will assure you, once the closing is done, we will communicate one hundred percent and we will make the process as quick and as good for all of us as possible.

One other thing before I go forward. Regarding cell phones and this meeting, please keep them on. You won’t hear that very often. Please keep all your cell phones on and take the calls when they come. You know, this meeting is important, but it is not more important than helping your fellow employees who need your help in helping customers in case they need your help. So there is no issue if your cell phone goes off, don’t worry about it. It is just a fairly informal chat between — you know, amongst all of us together, so you don’t need to be too formal. If your cell phone goes off, don’t worry about it. Just step aside, take the call and help out whoever is trying to call you.

So before I get started, I’m sure you know one thing on top of your mind as you look at me here is what the heck did he do with his right-hand. You know, I have to get that out of the way so that you will focus on the rest of the messages that I have coming up. What happened was sometime, I think it was in the month of July, we from Bally, we were in pretty serious merger agreement talks with a company called SHFL entertainment and there is a very tough gentleman called Gavin Isaacs, and a pretty tough lady called Katie Lever. And they were twisting my arm so badly to get all the merger agreement issues sorted out, you know, the way SHFL wanted it. And they twisted it so badly, that finger broke. But my right ring-finger broke so badly in two places. I’m obviously kidding, but you know what’s dangerous about that? Looking at your faces, some of you are actually believing that story, and that’s what I’m most nervous about. No, it wasn’t that bad. Gavin and I have worked together for a very long time. You know, he is about as great a businessman as you will ever find in your life, and you know, in life I can’t be. All I can do is try to be as good as Dick Haddrill and Gavin Isaacs. That’s all I can do. I can work hard and do my best that I kind of reached the levels that Dick or Gavin have reached in their life. So the merger agreement was great and working together with people like Gavin and Katie and everyone else was an absolute pleasure.

So to tell you the truth, I’m a pretty active cricketer. I know that’s a very odd game for a lot of you. It’s something like baseball, very similar to baseball. I still actively play cricket in the Los Angeles league, in the San Fernando Valley. And on October 12, I was running to my right to take a high ball catch. And the ball that’s slightly harder than a regulation baseball hit that finger the wrong way. And the ring finger both of those joints got completely shattered. So I am having surgery on the 23rd and another two, three weeks I should recover. So that’s the story behind this finger.

Okay. So before we go, you know, any further, let’s play a quick video about Bally. This is just to share a little bit of information about Bally, and then I will be back on stage to walk you through some more details about Bally as a company so you can play that off now.

BEGIN BALLY VIDEO

Bally Technologies has grown from humble beginnings as a pinball manufacturer in Chicago to one of the most respected world leaders in gaming technology.

With a more than 80-year history focused on innovation, Bally continues to revolutionize the industry with some of the most popular slot games, custom mobile apps, and technologies that enable large floor-wide casino events.

Bally employees are passionate about creating innovative products and working for one of the most well-known and respected gaming companies in the world.

“The creative process is just something I’ve always wanted to be part of, and being at Bally, it’s very rewarding. You get to have an opportunity to affect all sorts of things at all levels of the organization.

“It’s a great company. Growing up here, working for a great company like this, it’s rare that I have the opportunity to stay home where my family is and work for a company that you want to work for.

“Bally has a long history of exciting and innovative products through its 80-plus history. Some of the latest innovations we have really started with the I DECK, which is the industry’s first LCD button panel. From there, we went in and actually designed the Pro Curve, which was the industry’s first curved LCD slot machine. And then this year, we introduced the Pro Wave, which is a 40-inch concave full HD-screen game.

“Bally also innovates trailblazing gaming software, like the iVIEW display manager in-game bonusing solution.

“Bally’s award-winning Elite Bonusing Suite features powerful products like Virtual Racing NASCAR, which powered a World Record for Largest Virtual Race.

“Bally Interactive is on the forefront of mobile and Internet technology. More than 80 of the world’s most popular casinos use mobile apps created by Bally, which now have more than 12 million downloads, And Bally’s online games are now live on more than 12 platforms internationally.

“There’s a balance of hard work, challenging work, but also the balance of family life. That proper balance is pivotal to maintaining a long-term relationship with your employees.

“One of the company principles is to have fun, and you don’t normally see that at a company, that they encourage you to have fun.

“Even our CEO, Ramesh, follows this principle, from speaking with employees … to customers.

“A couple of changes that we’re doing to these general sessions before you today. One thing, we have cut down the number of long presentations that we have. You know how presentations are. It is like how you spell the word ‘banana.’ All of us know how to do it, but only some of us know when to stop.

“We do a lot of fun things and get involved in the local community.

“Most recently, we’ve just run a badminton tournament, which was fantastic. So for the past few Friday nights, we’ve played badminton together as a team.

“You may see your coworkers at company events held at some of the hottest spots on the Las Vegas Strip … pool parties in Macau … team-building activities in South Africa … or at Halloween parties with awards for Best Costume.

“Bally is indeed a family. The Halloween competitions get pretty fierce with designing our cubicle areas. One year I dressed up pretty crazy.

“Whether it’s a barbecue in Reno, a water park in Las Vegas, or a cricket match in India, these activities help us build a true team atmosphere … without taking ourselves too seriously. We have Nerf gun fights every Friday and have some creative meetings that sometimes turn into building Legos or playing some sort of board game to inspire some creativity. So we really do have a good time.

“At Bally, we take pride in supporting the communities where we do business. From South America to Australia to our global headquarters in Las Vegas, the company supports a wide variety of causes.

“Our partnership with the Nevada Childhood Cancer Foundation has enabled employees to fundraise and help children and families in need by shaving their heads, spending a day visiting camp for children with life-threatening illnesses, and seeing celebrities spin our games to raise money and awareness. We go out there, and we have a good time with them. We have water gun fights, and we get very wet. We serve them cupcakes. It’s very enjoyable, and it’s very touching. And it’s a way that Bally gives back to the community.

“In the workplace, Bally offers exciting opportunities to grow and advance with training and development programs.

“Meeting my mentor and developing that relationship, especially since we were in two very different sides of the company, was extremely valuable. To this day, I can call and e-mail her and get advice, and she calls me right back. Employees get recognized for their hard work and dedication through Best of Bally, Inventors of the Year, Bally Ideas Challenge, and service award celebrations.

Hard work kinda pays off, and it never goes unrecognized at Bally. So even though you start in one position, you can end up somewhere totally different the next year, Kind of the sky’s the limit sort of thing. It’s pretty incredible. It’s a great culture.

“At Bally, we work hard to create an environment where employees can openly express their different ideas throughout all levels of the organization.

People really work together as a team. People are generally out for what is best for Bally. All decisions, even heated debate, when we have those, it’s all about what’s best for the company. So it’s a real team atmosphere, unlike any other place I’ve been.

Taking care of our great employees is job number one for us. We are a hard-working, winning team. We do things right, with honesty and integrity.

“Our primary duty is to take great care of the team members, who do so much for us. We want to make it as much fun and meaningful for you as possible.

“What makes Bally one of the most successful gaming manufacturers? It’s the more than 3400 dedicated team members across the globe. Bally is a global gaming company with more than 25 offices on six continents.

“One of the reasons I joined Bally was for that opportunity to travel. It allows me to really interact with people of diverse cultures, which I enjoy very much. We’re all over Europe all the time.

“With more than 60 innovation awards in the past four years — more than any of our competitors combined — Bally is the world leader in gaming technology.

“And this year, we get even larger, as we combine with SHFL entertainment, the global leader in table-games technology.

“This powerful combination creates a world-class end-to-end gaming technology innovator and brings more top talent to our already high-performing team.

“There’s no doubt. Bally and SHFL are better together.”

(End Bally video.)

MR. SRINIVASAN: So I hope that gave you a little bit of a feel across the wide area of various kinds of activities that employees at Bally are involved in. It’s an 80-year old company, long history, and the company has changed a lot and grown a lot in the last eight to ten years or so and become a lot better and a lot more respected as a gaming supplier. So let me just walk through some details quickly. I won’t spend too much time on the slides, make sure it doesn’t get too boring for you, and then we will answer, you know, some of the questions that have come through as well.

So the first thing more specifically is the forward-looking statement, is that every projection in the future may not exactly come through. There are risks involved in any activity that we do. So in case I talk about the future, you know, it’s only a probability. We are going to do our best to make the future we promised come true.

So we will be talking — giving a little bit of an overview, talk about how we have performed versus the competition, give you an idea of the longevity of the people at Bally. The attrition rate is normally very low. Bally as a company has done a pretty good job of holding on and making it enjoyable for their employees over the years, and then we’ll talk about Bally and SHFL as well.

So our mission statement, you know, is not too different from most of the gaming suppliers, to be the best world class, to be a world-class supplier of both technology and content. Right. So that’s what is there. When you say technology-based products we do technology, like in systems and in games, and we also produce game content, and we also produce world-class content, and we want to be the best in the business.

Another important aspect of what we do is service, much like you. We provide games and systems services. Systems services can get pretty complicated. It’s pretty big in size. So things like customer service and the entire strategy of how you support your products and your customers is also a very important part of what Bally does on a day-to-day basis.

So when you look at the company in general, we have three major business areas that has carried — that have carried us forward before the acquisition, so before SHFL becomes a part of that, there are three major business areas. We sell games at an average value of close to $17,000 a game. When we sell the asset, it becomes the asset of the casino. We also lease games. That is a concept that SHFL hasn’t done so much so far. If you create a game like a Michael Jackson or a Grease or one of those high-performance games, we call it a premium game, or wide area progressive game. We don’t sell it, but we place it on a rental basis. For our participation, we get a percentage of the net win. That goes under gaming operations. That is one part of our business that has really grown a lot. In the last three or four years, we started focusing on that about four years ago, and now that’s about a $400 million business.

You think of Bally as a billion dollar revenue company last year FY 13. Our fiscal year ends June. We are a July to June company. Like your fiscal year ends in October, Bally’s fiscal year ends in June. Now, year ending FY 13, that is June 30, 2013, our revenue was at 997 million. For some reason, we couldn’t pull off that extra 3 million, so we were just — and that is entirely me. It is all the CFO’s fault that he could not pull off that 3 million extra. So we have about a billion dollar company now, and 40 percent of that is gaming operations. So gaming operations, leasing, and giving premium games for rental to casinos is a $400 million business for us.

And then, of course, we are the world leader in systems. Even though systems are only 25 percent of our business, it’s about a $250 million run rate and growing, about the size, right, a little short of the size of SHFL is our systems business. That’s about 25 percent of our revenue. But we are world leaders in systems. We are by far the number one player in the systems business now. And that has grown a lot in the last eight years or so. 2005 that was about 95 million a year business, and that has grown over the last eight years to about 250 to 260 million run rate now. And what it is is revenue, and that is, I mean, IGT, Aristocrat, Konami or any of the companies don’t come anywhere close to that kind of systems revenue.

So those are the three major areas. And then, of course, just like you have, Bally has also been working on the interactive area. And we currently have a lot of games that are on our remote gaming server that is connected to a number of portals in Europe. So we are also getting started in the interactive business, much the same way Lou Castle and your team are getting started at SHFL as well. So that’s an emerging kind of business for us. And the three major business areas constitute about a billion dollars’ worth of revenue now, which is what makes Bally the company it is.

So when you look at the history, about FY 05, 2004, October, Dick Haddrill took over as the CEO of Bally, and that was a major shift in the company’s history. That is when the company really started, becoming you know, the company that it is today. At that time, our revenue was around 400 to 450 million a year, and that grew to close to a billion dollars now.

The economy did challenge us in FY 08, FY 09 time period. After hitting a peak of 852 million, we had a period of three or four years. Getting past the economy struggles was not easy, but even during that time, it continued to retool. We continued to retool with great people. We continued to redo our technologies. We got better at what we did so that when the economy started picking up, we were very well positioned to take advantage of that. And now, you know, the revenue the last couple years have been record revenue years for Bally. Those have been the best years that we have had as a company.

Now, the good news is when you look at revenue by quarter of all of our three businesses, two of our three businesses now are operating pretty close to record levels. We have never been higher than where we are today as far as — do you want to give up this mic and should I take that other mic. This is not working.

I’m a natural right-hander. But over the last three, four weeks, I have become much better with my left hand, and I’m really training myself. Sometimes these kind of things remind you not to take things in life for granted. Right. Even starting with brushing my teeth. Everything. I have learned to be patient, and I have become better with my left hand over the last three, four weeks.

Anyway, two of the three business areas are operating at record levels now. So gaming operations, 102 million in a quarter is a record. We have never done better than that, and systems at 76 million. Systems used to be like a 40 million a quarter business, and is now at 76 million which is at record levels. So two of the three business areas are operating at record levels, and where we are focused on at getting better is in game sales, that blue line you see there. There was a time when we were operating at about one hundred plus million a quarter. And the economy, the replacement market all of that became very challenging, but from about the 2010 time frame, you see that graph growing up steadily. Some of the dips you see in the blue graph and the green graph is Q1, typically July to September is our weakest quarter. July through September, which is our Q1, is typically our weakest in terms of revenue, so that’s a couple of the dips that you see. Otherwise it’s been a steady improvement from about that September 2010 time frame.

And that is a time frame that we got a new operating system done. We moved from alpha one to alpha two. So the game operation became a lot stronger. The quality of our games started improving a lot. And since then we have picked up quite well, but game sales are still not at the record levels we used to be at that time.

The good news is even during the very tough times in FY 09, FY 08, FY 10, when the economy was really struggling, we were one of the gaming suppliers who kept our faith in employees. When you compare us to the other major suppliers in the gaming industry, we were one company that did not have any major, you know, layoff or anything like that. We continued investing in people. Albeit at a slower rate, we didn’t grow as much as we were growing the previous years, we are growing, but we just slowed down the growth, but we did not go down. We kept recruiting. We kept getting more great employees, and that really helped us out once the economy started turning around.

By the way, Gavin and Dick Haddrill and me, all of us were part of that decision-making, to continue the faith in people, even though it looked like the world was crashing around, around us. People stopped buying games and people were not investing in systems at that time. But we knew those are the kinds of times you invest more in products, you invest more in people so that when the pick-up comes again, you will be very well positioned to take advantage of that. And that’s what worked out for us. The fact that we kept our faith in people and continued investing in the right areas is the reason why the last couple years have been record years for us.

Another thing you also notice in this is that today we have more employees in R&D alone than we had total employees seven, eight years ago. Seven, eight years ago, our total employee strength was about 1600. Today we have close to 1900 to 2000 employees just in R&D alone. We also made a conscious decision to become more an R&D engineering driven company. So now if you want a one-line description of Bally, it would be a customer market-centric engineering driven company is the way I would describe it. 56 percent of our employees are R&D now. It used to be 45 percent before.

Ultimately, it’s all about great products. If the products work well, if the systems perform well, if the games perform well, if the table products do well, all of us can add value to that. I can work hard, make the company better, the sales team can do better, the marketing team can do better, the financing, the HR talent teams can all do better, provided the products work well. If the products don’t go anywhere, we can’t do magic, you know. We just can’t make a company great without great products. So it’s ultimately about great products, which is what we are focusing on over the last many years, which is the reason why Bally is now operating at record levels.

Our employees are located all over the globe. We are strong believers in local support. So I saw one of the questions in your Q&A about will this office be retained or that office be retained. We are strong believers that this is a global world now. You can’t have everybody in one office. That’s not the way the world works now. So we are very comfortable. And if you look at Bally now, we have R&D centers in Las Vegas, in Reno, in Atlanta — where we hired a group of very talented 40 or 50 technology folks — in Atlantic City, and then in various places all over the world, in Nice, France, in India.

We are quite spread out in terms of employee locations. It’s a global world. All of our offices are connected by four-digit extensions. If we need to call someone in Australia, we just dial a four-digit extension, just the way it would be calling a person from one hall to the other. We have connected our offices well together, and we are strong believers, and it is a global world. You need people to support it locally. In fact, I got back at midnight or so last night from a Europe trip. I went there to participate in a customer panel. In fact, I spent the day with your team in Vienna, and had a very, very enjoyable time with Alec Axel and his team there. They had organized everything so precisely. It was such a wonderful day I had there.

I also spent time in the Amsterdam office where about 30 customers had come to spend two, three days with us. We listened to them, they told us what they would like us to improve on, what they like about our products so far. So being global is part of what we do now. So we are very comfortable with having a spread of offices. So to the extent possible, all of the offices are going to be retained. That is who we are, that is how we have built our company over the last eight years or so.

All of the R&D centers are also spread out. It helps with the diversity of the products so that the products don’t get made in one particular way. It is not all decided in Vegas and Reno and all of the products just suit the Vegas Strip. Over a period of time, we have made our development more to us, so when we get more ideas, the products cater to a lot of different markets. And we have become a much bigger international company as well over the last couple years. That is one area where I think SHFL will really make Bally better.

I think SHFL, to be honest with you, I think it is a much better global company than what Bally is today, especially on the game side. So I think both together, Bally and SHFL will become a very good global company with a dual set of broad-based products that all of our customers will be happy with.

We do game development in Sydney, Australia as well, just like you do. You have — SHFL has a much bigger presence in Sydney, Australia. We have one game studio that works there. One of the questions was about a game studio being outside. We are very comfortable with game studios being spread all over the place. That is how we do development now. We have one studio in Huntington Beach, California. We have one studio in San Diego. We have some of our innovation labs for folks working in Silicon Valley, in Pleasanton, Northern California, so we’re very comfortable with studios being spread out all over the place.

We also started a couple of development centers in Chennai and Bangalore, India who have done outstanding work for us. And since the time we started those India development centers, we have a lot more R&D people in the U.S. now compared to those days. So we expanded our U.S. teams as well and also supported it very well with a couple development centers there, and we started our Sydney studio a couple years. So a very diverse set of products, a very diverse set of talent, a very global kind of company.

And, you know, I always want to remain humble about this because a wise man taught me once, it is not a matter of how good we are today. It doesn’t matter how good or bad we are today. The only thing that matters is how good we are at improving. That’s all that matters. The only thing that defines a great company is can we get better tomorrow, compared to how we are today. How good we are today almost doesn’t matter. But it gives you a little bit of self confidence, you feel a little bit good about yourself for all the hard work done in those seven years, FY 06 to FY 13.

In those seven to eight years, when you look at the revenue levels of the company, our revenue level has gone up by about 500 million, about twice the pace of WMS, and of course, IGT has struggled with its revenue levels over the last few years, especially in the core business areas. If there is one lesson in this — you know, we all need to look back in history to make sure that we understand how to carry the future forward. If there is one lesson in this it’s that never to lose focus of your core business areas while you are working on something new. I think both Bally and SHFL have done a great job of that.

Yes, interacting is an emerging area. Yes, there are a lot of emerging areas we need to participate in. Innovation is very important, however, it has got to be done while you keep your focus on the core areas. It is easy to take the focus away from the core areas and focus on something new or vice-versa or only focus on core areas and forget about the new areas. You can do both. You have to be ambidextrous. I think that is one thing Bally has done well in the last seven, eight years compared to the competition, is we never lost sight of the focus areas.

Like today when a customer calls us with a systems issue on an issue that is 15 years old, fixing that issue is as important to us as figuring out what to do with social gaming. Both are very important to us; one is not more important than the other. So I think that is what has helped us fairly outperform the competition over last seven or eight years.

Now, you look at operating income, which is basically revenue minus all of the operating costs. You remove the direct cost and indirect costs, the operating income that you have also. We have done well. In the last seven years, our two main competitors have struggled and have lost about 200 million-plus of operating income, we have picked up that 300 million of operating income. So there is something we have done right. So the only reason why you look back at history is to make sure you remember the lessons and carry it forward in the future as well.

In terms of innovation, this is arguably the most important topic. If you look at our mission statement — and if I have to underline one word, I would underline the word “innovation.” It is all about innovating. It is all about innovating. It is all about out-innovating the competition. That is one great thing about this Bally-SHFL matter is they are two companies that both have a maniac focus on innovation.

If I had told you the story, I myself wouldn’t have believed it four years ago. If you had told me that Bally over a four-year period will win more awards than IGT, I would’ve laughed at you. IGT is a much bigger company. They are a much greater company than us, a lot of brilliant people. It’s a great company. WMS is well known for innovation. If you had told me that Bally’s innovation awards would be more than either IGT or WMS, I wouldn’t have believed it. The last four years it has been more than all of them combined. IGT, WMS, Aristocrat, Konami combined, Bally has taken more awards in all its areas, games and systems and everything else we do.

That is only a scorecard. That doesn’t mean that it’s all great, it just means it is one scorecard. It is one indicator that we are doing something right. One of the main reasons behind this is we have dedicated 50, 60 engineers only to innovation. They do a lot of things where they experiment. Not everything they do comes true, becomes commercially successful, but we want them to be free. We just want them to go free, try any idea that comes to their mind. And if two or three out of ten click, that is great.

But what that group has done is they have also made the whole company be innovative, where every person thinks of innovation. We hold competitions across all of the employees. There is an idea, whoever comes up with a neat little mobile idea that can become a product, we give out special awards. So everybody participates in that. So the whole company, thanks to that innovation lab group and Brian Kelly, you saw him on the video earlier today, I mean earlier when we showed the video, they have all created an innovative culture.

The good news is SHFL also, what we have noticed, has that kind of focus on innovation, so the combination is going to be very good. One other thing I just want to give you as an indicator — this is not all the employees, it’s about executives. When you look at the senior VP, VPs and senior directors, just as an indicator, the average tenure they’ll have with Bally is about 8 to 12 years. So practically every VP that I work with, others work with in the company have all been with Bally for a long time.

What does that mean, what does that mean to you? It means all these rumors you hear about Ramesh is not true. That’s what it means. You know, all this toughness and tough meetings and this and that is not true. We are obviously having fun. We can all have fun when we are have having fun. It’s easy for me to have fun on a cricket field because I love it. I won’t miss a cricket match for any reason because that is my passion. Everybody has their passion. We recently hired a guy who was the captain of the Lebanese basketball team. And Carlos Engel, who runs our Mexico office, was one of the top 400 tennis players in his time. I mean, he once beat a number ten tennis player, and he was Wimbledon number four in the junior ranks in his time. So a lot of sports people. Adam Whitehurst who runs our sales, our game sales in the East, was the backup quarterback to Danny Wuerffel. Danny Wuerffel won the Heisman for Florida, he was a backup quarterback when Steve Spurrier was the coach there. So a lot of sports-oriented, fun-loving people.

We can all have fun when we are having fun. But the question is can we have fun at work? Can we have fun even when we have a conflict. Even when Neil and I don’t agree with something on our approach, can that be made fun? Can we have a serious conflict, have a very serious debate where we go at each other and that evening can we go and have a beer, forget about it and go on to the next issue? That is the culture that great leaders like Dick and Gavin and everyone else created at Bally, and that is being sustained even now. Even in a hot topic, even during hard times, even when we have a serious conflict and a serious debate, can that also be something that is reasonable fun? Can we just have a hard debate, can we have a tough meeting and move on to the next issue and the next meeting could be a lot of fun.

So that is what Bally is being successful at, I would think, over the last few years. We do have our conflicts. Differences of opinion are encouraged. People do walk into my room and call me an idiot. That is allowed. There is nothing wrong with that because I do a lot of idiotic things. But that is okay. When you create that kind of an atmosphere, people stay with you for a long time. People feel comfortable with having differences of opinion with you, we just see things different ways. I mean Lou Castle and I might see things in two different ways. We can express to each other freely and then go on with our lives. That is what this indicates to you, that VPs and senior leaders have stayed there for quite some time.

And a lot of executives we work with, some of whom you have seen, have come to us from acquisitions. There was a time in 2004, 2005 Bally was doing a lot of acquisitions. And over the last few years, we have done smaller acquisitions like MacroView Labs, like Aurora Design. Randy Hedrick who works in our innovation lab spent a lot of years with IGT and when we acquired Aurora Design, he came through that.

You look at the list of a whole lot of senior leaders, they all came through acquisitions. So this company has a fair history of integrating acquisitions fairly well. Now, granted, other than the Sierra Design Group acquisition that was in 2003, we have not done an acquisition of this kind of size. We have done a lot of smaller acquisitions, but executives and people across various levels, this is only a list of executives. We could show you all of the employees that have come from acquired companies. Great people are great people, right, whether they come from an acquired company or have been with you for a long time and we value great people a lot.

Now, a little bit about the Bally-SHFL combination. So at a business level, we used to have three business areas: Gaming Operations, Systems, and Game Sales, which we are now going to change the terminology to Electronic Gaming Machines to match with what SHFL — you, SHFL calls it Electronic Gaming Machines, Game Sales, so we are going to switch our terminology to that. Those are the three business areas, plus interactive. iGaming is one Bally had business area. Now we add one, two, three from SHFL: Proprietary Table Games, Electronic Table Systems and, of course, Utility products.

Now we have become a much more broad-based company. We have become a world class, end-to-end across a broad base of companies. So now when you talk to a casino, every manager in the casino, whether table manager or CIO or slot tech, they all work with Bally. So we get a chance to provide broad-based services and products to customers which is going to make it a very broad-based, strong company so that you are not too dependent on one business area. If one business area is having a weak couple quarters, the other business areas can make up for that so that makes it for a company that it can sustain over the long term very well.

Every portion of the casino that you go through, Bally, SHFL together can play a very important part. Not only that, it also provides for a lot of integration opportunities. Like you have great table products, we have great system products. A couple of the customers in Europe I was talking to yesterday and the day before were saying how great it would be if you could just combine those two and create world-class, real-time interfaces between those two. So that you can do player reading on the table just the way we do on the slots.

It creates new opportunities for growth. It is going to create new opportunities for innovation that we didn’t have before. So the fact it is so broad based in the casino is going to create a lot of new opportunities as well. Now you think of iGaming. When you think of the interactive world, the two crucial things are content and technology. The combined forces of interactive teams is going to make it very strong from a technology standpoint, even if we are lagging behind some of our competitors. But in terms of content, we have world-class slot content and we have world-class table content now. That’s going to make it a company that has a lot to offer to its customers, you know, whether direct to consumers or directly to customers.

So when you think of the combination, if you summarize all of that, it is going to help us increase our presence in international markets. Like when you think of Electronic Gaming Machines, Game Sales, both the companies sell games, Bally and SHFL. But what makes it great is SHFL is very strong, where Bally is not very strong at. So that combination is going to make us strong worldwide. So it’s really going to increase our international presence as well. It is going to give us a lot of revenue diversification, including on the revenue — recurring revenue base, the recurring revenue base of the two companies is going to be pretty much 50 percent, plus, so half of our revenue is going to come from recurring revenue because Bally is already at about 56, 57 percent now.

So you add SHFL’s recurring revenue base to it, it’s going to become a strong company in terms of the recurring revenue base as well. Like I said, it’s going to a world-class, end-to-end gaming technology innovator. And you add all that together, it’s going to create a lot of new medium and long-term value for employees, customers. And if you create great value for employees and customers, it’s going to create great value for shareholders in turn.

The risky thing about putting a slide like “Why SHFL” is that we will miss some point and people will think, oh, they didn’t mention that. Great talented, dedicated people, I can almost stop with that first bullet point. We have seen a lot of people from SHFL so far, the integration that have worked very closely with a number of employees and it is just awesome. You know we have big fans. We have already become huge fans of the SHFL employees. Talented, dedicated people, and you put them together with the talented, dedicated people at Bally, great things are going to happen.

Market leaders, there is something to be said about market leaders. Companies that reach the number one or number two stage, it’s a lot of hard work. It’s a lot of innovation. It’s a lot of creativity. It’s a lot of great execution, and SHFL knows how to be a winner. As much as Bally has done well winning in a number of areas, SHFL really understands market leadership as well. That’s a good thing. You don’t find that winning DNA all the time. There is something special about winning teams that you can’t — you have to feel it, you can’t touch it. Both are high-margin businesses. Both are pretty good, profitable businesses. Both companies are not struggling. Both are growing, profitable businesses that makes the combination a lot easier to execute on. Both understand innovation, IP, how to protect intellectual property, both the companies understand quite well. The thing I’m also excited about is it is going to be a truly global company. We can really look forward two, three years from now and call ourselves a truly world-class, global company.

So before I leave you and take up some of the questions to answer them and Gary is going to help me answer some of the questions I just want to leave you with a couple messages. These are tough times. I understand. I understand the anxiety in your minds and this anxiety is there in Bally as well. Please don’t take that as only a SHFL phenomenon. Bally employees are very anxious as well. I am very anxious as well. Right, because — any time something changes like this, it tests you. Am I really capable? Can I do justice to this kind of leadership position? We have anxious feelings so the one thing I leave you with sounds like a cliche, but always do the right thing. Sometimes the question is what do I do on day one? How do I answer the phone? What do I do? My answer to all this would be as a default, always help whoever is asking for help, whether it is your fellow employees or it is your customers.

I sometimes get called, they call me for the wrong thing. When I used to be in systems, they would call me about games, they would call me about finance. It is my job to take that call and make sure I close the loop and solve the problem, regardless whether I’m responsible for it or not. That’s what I would advise you. Action oriented mistakes are always okay. You took action, it turned out to be wrong, that is okay. That is why we have 3,000 other employees, to help you, to make up for it. There are ways to compensate it to the customer.

There are ways we can correct errors. Inaction oriented mistakes are the problem. Action oriented mistakes are always okay. Somebody was trying to call Michael Carlotti or Julia, instead they call you; it is okay. We all are smart enough, we understand the company, we know what is going on. Take the call, take some action and move on. So don’t worry about what definitions are coming down to you. Just stay in charge. Just do the right thing. We are absolutely confident. You have built such a great company, you are working with such a great company in Bally, it’s all going to work out fine. Action-oriented issues are always okay.

And please think of this: Both are growing, profitable companies. If you have to get involved in a merger, it doesn’t get any better than this. Both of the companies are growing, both the companies are profitable. And the combination is going to become even more profitable. Ultimately good things happen, that’s all. As long as the company is financially healthy, we can take care of everything else. We can take care of employees. We can take care of customers.

Okay so that would be going to Q&A. I sincerely apologize we can’t take a live Q&A. My sincere apologies to you. I feel terrible about it. I know it reduces the credibility. I would rather take live questions. Unfortunately, until this process goes through, we are not allowed to do that. My apologies to you for not being able to take live Q and A. We have a few questions submitted. I’m going to read those questions and going to try to do justice to them.

How are we doing with time? Another 15 minutes? Okay. I’m working with a lot of handicaps now. I’m one-handed. I’m shortsighted. I mean not as a leader. Don’t take this too far. I have reasonable vision and all that, though I’m considered shortsighted by many people for the right reasons.

With glasses I cannot read so I have to remove glasses to read, but without glasses, I can’t see you. So I’ve got a problem.

So the first question is what would be different on closing day? Closing day meaning the day the merger gets done and the two companies are one, what happens? My short answer to you is not much change on closing day. So don’t expect something to drastically change on what we are doing. You continue to do what you are doing. We all have customers to support and products to support. We have a lot of areas, all of that work is going to be the same, don’t expect anything magically to change on closing day. Don’t have any such expectations, but a few things will happen on closing day. The senior management org structure will get announced on closing day so you will have a clear idea as to who the senior leaders are and what areas they are responsible for. That you will have a pretty clear idea. By then, all the regulatory and other approvals will have been done. The shareholder approval will be done by then and all the regulatory approvals and all those actions will have been done by then.

And I’m also probably answering one other question here. The name will be Bally Technologies, but when I come to that question I will be more elaborate on that. Basically, closing day I don’t expect your day-to-day job to change too drastically. Senior management structure will be announced, all the approvals will be done and the integration planning exercise will start moving forward because we can work together as one company and work out how best we do it. Don’t expect anything drastic on closing day. It will be work as usual as we move along.

Next question. What aspects of SHFL culture appeal you to the most? How are you trying to keep those attributes and integrate them into Bally’s corporate culture? That was another question that was asked. I always have trouble with culture questions. I always have trouble figuring out how to answer culture questions, so let me give you a couple rules. I have been to some training programs and all that, and what people have taught me, culture is what always others say it is. I can talk to you about Southwest Airlines culture because I feel it as a customer. I’m a huge fan of Southwest, by the way. Some day when we have the time I have been through case studies about Southwest and their employee oriented culture how it makes them one of the top customer oriented cultures in the country is great. I’m a big fan of Four Seasons culture and how they got there, how they service their customers. So as a customer, I can talk to you about those cultures. It is difficult me being in Bally for me to talk about Bally’s culture or to be really confident I’m talking about SHFL’s corporate culture.

I will tell you a few things I have noticed so far: A spirit of innovation, customer service, solid business skills. We have very, very huge impression of a few of the people we are working with. Just brilliant the way they work with business. And one thing across the two companies is a pretty flat organization structure. Both Gavin and I have a pretty flat organization structure which is not too hierarchal. So we don’t have too many levels between us and all of the employees in the organization and between us and the customers. So both the companies believe in a flat organization structure, like I have 13 direct reports. If you talk to some management pundits, they will tell you that it is too many direct reports. Gavin also has ten plus direct reports. So we are both believers in flat organization structures. What happens when it is flat is you don’t have employees in between. You stay very close to employees, you stay very close to customers, and both the companies are strong believers in that. So far we also noticed people are very friendly, very knowledgeable, and they now know how to take a joke, they know how to laugh at themselves.

For me, if there is one thing I taught my kids and people always ask me, what have you taught your kids, the one thing I taught them is to learn to laugh at yourself, not to take ourselves too seriously. Right. Not to have too much of an ego, this, that. So we’ve cracked a couple jokes at the SHFL people, which it was on the edge and they have taken it very well. So both the companies I think we know how to laugh, and I would say SHFL is probably more nimble with its decision-making than Bally. That is one thing Bally will learn from SHFL. Sometimes decision-making at Bally is a little bit slower than is required because of all of the approvals and all of that. I think SHFL is much better at that. SHFL, you make decisions a lot faster, a lot more nimble. One thing I will tell you, SHFL, like Bally, has a very open access culture internally that you can walk into — we all have open doors and we are very accessible, we travel all of the time, we are with employees, customers all the time. I personally and the entire executive team, we spend the time on the road all the time. Last week I was in Europe — this week, just got back midnight last night. I’m here in Vegas — today is Friday — and Saturday. Sunday morning I go to South America. I’m going to be in Buenos Arias and Uruguay, spending time with our employees, customers. Then I go to Canada and come back again Thursday night.

That’s typically like — so that’s like Gavin’s travel schedule as well.

Now, if you ask me what is Bally’s culture, that’s a very difficult question for me to answer. I will tell you, talk to our employees, talk to our customers. And the way you always define a company’s culture is, when a new employee joins the company and silently asks the neighbor how do things happen here? Whatever the answer you get for that is the culture of that company. I can claim what Bally’s culture is, but whatever our customers say and whatever our employees say is what the culture is. That is the truth.

But we have done some surveys in our company. We have asked employees, how is it? How can we get better? Some of the words that are typically used, one is “innovative.” We have — you know, Bally has a reasonable track record as far as innovation focus goes. Fairly friendly, like you can see how long the executives have worked together with each other. Work is fun for us. Not only fun is fun, which is easy, work is also fun. We have a lot of fun, even when we have conflicts. We enjoy our debates. We enjoy our tough decisions. You know, so work has been fun. Fairly customer-centric. I will give you some more details on that when answering another question.

Very creative. That’s part of the gaming process. It’s a challenging environment. We push each other. You know, we are not great into making each other feel great: You are great, John; you are great, Neil; you are great, Gary. We challenge each other. You know, if Gary and I have conversation, chances are we will be discussing the two things we need to improve on, not the eight things we are good at. We kind of push each other a lot. It’s fairly family-oriented. We are all good friends. We know each other’s families well. There are a lot of family-oriented events that happen that bring us together during the year. Very energetic. It’s a fairly hardworking, winning kind of environment. We enjoy winning and we work hard to get there.

So in a lot of ways I would say very similar to the SHFL culture. I would say a lot of things that SHFL does better that we can learn from, and we will learn from. One thing I will tell you, we are very unabashed about learning. Life for us is only about learning and getting better. That’s all it is about. It’s not a matter of how good we are today. It is only a matter of how we can get better, and we are going to learn a lot from SHFL to get better. So when we say Bally and SHFL better together, that’s just not a slogan. We sincerely mean that. I think it’s pretty similar cultures, and we sincerely mean the fact that the companies are going to be better together.

So I think I will be back to answer a few more questions that are there, but so that you don’t get completely bored of me, let me hand it over to our head of talent, human resources and operations Gary Kapral. He will take a few of the questions, and then I will be back again to wind up a few of the pending questions. Thank you.

MR. KAPRAL: Thanks, Ramesh.

So I just learned something. I’m Gary Kapral. I, like many of you, wear a lot of hats in your jobs. I have got HR, facilities and operations, but I just learned something I have in common with Ramesh, is I also am farsighted and can read up close, but have this difficulty seeing you without something. But contrary to Ramesh, I ran into Lou Castle a few years ago, and befriended him, and he fixed that for me. He got me this really cool technology, a pair of bifocals. So we are going to get those for you, Mr. Technology. Thanks, Lou, I really appreciate that. They’re Google bifocals.

So I’ve got a number of different questions that got consolidated through Terri and Julia, dozens of them, that kind of come down to six or seven main things. I think I can handle them by talking — mostly to you — about what I found through matching up together is that we are very similar.

We are Las Vegas-based corporations. We have been here a long time with you, and that means that we’ve been competing for the same type of talent people.

And what Terri and I found very quickly is that our compensation programs, the bonus program, job titles, benefit programs are pretty similar; that there are not a lot of differences. Sure, there will be some. There is always going to be somebody who gets blended into one or the other.

And by the way, we haven’t decided what medical benefit program to go to. We’re still trying to figure that out. They’re both good programs. They both are structured very similarly, but depending on your longevity, your age, your kids, you are going to like one better than the other. We are going to try to do the very best we can to make it the best we can to make it one great program over time.

What have I got here. So mostly we are together. There are a couple things I can point to that have some differences there. Titles.

We are going to have to deal with titles because Bally is a bigger company, and there are some differences there. We are going to be careful. We don’t want to disenfranchise anybody on either side of this.

This isn’t just a SHFL thing. There are some Bally people whose title we probably have to blend into your titles. We will figure it out over time and do the best we can.

But as that happens, one point I want to make to you is that one opportunity you’ve got as you become, you know, the fish in the bigger bowl, is likely you are going to see more career paths at Bally. I think that’s a very positive thing for all of you. Because we are a bigger company, it will often present itself two or three career paths in front of you that you may not have had at SHFL.

So look at that positive side as you face what we’re trying to figure out is what do we do with titles and job descriptions and those kinds of things.

So with that, let me grab a couple of the questions.

The first group dealt with job descriptions, role titles, compensation, what will happen after day one? Mostly not a lot.

As I just said, they are pretty similar in our company. There are many, many jobs that don’t overlap, so they are going to come over straight across.

The compensation, I think you can just plan on — our default is there will be no change. In a few cases, I suppose, we have not even thought through that, but if somebody is taking on significantly more responsibility, we’ll of course, review that. There is no doubt about that.

The default will be, you’ll come across at the same compensation, and the rest of the benefits and things are pretty similar.

Performance reviews is a great one. You guys are just going through your performance review cycle. Ours is just starting, so we are about four or five weeks behind you. We kind of conclude ours in January, February. You have just gotten yours done.

Terri tells me that next week is the week that you would traditionally start rolling out the wage-increase rack and stack, and how do you do it? We do it the same way. You guys are going to go forward with yours. There is no change to that.

I would estimate that by the end of calendar ‘14, we will merge those two together because we’re only about four weeks apart. So we’ll probably still stick around year end. Very similar processes.

Benefits. A lot of questions about benefits. What will happen to me?

The first couple months, for sure, nothing. We don’t really know how to change them if we wanted to.

But a good question overall was, what’s this process all about? What’s going to happen?

The answer to that is we are going to deal with this carefully. The “carefully” mostly deals with the compliance issues we are all dealing with. We have to make sure that our field service techs out there and yours can go do business without there being a licensing issue in the jurisdiction that they’re in. So that’s got to be pretty carefully planned and considered.

It is likely that the — that we will merge payrolls here pretty soon. Our meetings — joint meetings a couple days ago said probably in February is the timing. Late January, early February, we will try to merge payrolls, and over the next several months through the end of our fiscal year, June 30, we would try and get everybody under one payroll. It will probably go with those people who are not licensed and don’t need to be licensed first, and those people who need to be licensed will carefully be brought together into one payroll. That’s on both sides. That’s the Bally side and the SHFL side.

So that’s how it will work as we move people together starting likely in February under one payroll, it’s pretty likely that we will start to attempt at that point and as we move together to blend benefits programs, 401(k). We have to work with both committees. Our programs are very similar. We will choose one and start to blend people together on that.

The PTO program, a lot of questions on that one. Anticipate no changes. As a matter of fact, Bally is basically following quite a bit of your program.

We had been on a traditional vacation and sick program, and we started benchmarking a couple years ago. We used yours as one of the benchmarks.

And January 1 is our official transition. That wasn’t anything to do with this acquisition. But we transitioned over, and you will find that ours is pretty similar to yours. Yours triggers the next step-ups, sometimes faster than ours. Ours has got a longer carryover. Your 80-hour carryover is pretty short in our eyes, and we’ve got substantially longer. How exactly we blend those together because one is a pro and one is a con, we are still figuring that out together with you. But those are the kinds of things that will start probably in February.

Performance reviews, PTO benefits. Just a couple things. I said there were a couple of things. Titles. The other thing is noncompetes.

Bally, like most of the other slot manufacturers in town, IGT, Aristocrat, WMS, we have deeper noncompetes throughout the organization. That’s been traditional in the slot manufacturers. We have followed each other and can’t get off this merry-go-round ride.

You guys have had it more at the senior levels. We are trying to figure out what to do with that. No decisions have been made nobody, is going to be forced into anything, but we probably will have more noncompetes being asked as we, quote, repaper people, if you will.

As we come together on payrolls, it’s likely that legally it would be better to have one set of nonsolicitation, patent and secrecy agreements, confidentiality agreements and noncompete agreements. So at that time, there will probably be some new documents, like when you are first hired on, to look at, review, consider. They are mostly all the same. They’re very, very similar. The noncompete is an issue that, stay tuned, we will deal with very transparently and very gingerly. Okay.

Let me see what I have not grabbed here.

Okay. That pretty much handles the HR questions I got.

I will put on my other hat, which is more facilities-oriented, manufacturing. A couple questions came up. Are we moving the SHFL manufacturing — shuffler manufacturing over to Bally’s campus? Will there be cross training? Several questions like that.

So let me start with the big picture. Here is where we are going. The big picture is we want to run these businesses together. We do not want to run SHFL as a separate division, we don’t want to run systems as a separate division. So there is a desire from the top to blend ourselves, blend the businesses together. Thank you. We want to be one company. That must have been Australia.

So with that, the next decision or desire, mostly from Ramesh, is I would really like to be on one campus. I want our people together. I want finance people together. I want the developers together. How are we going to do that with Bally a bigger but older campus, somewhat like you just moved from. You have a new beautiful building here and some land around it, and a lot of companies coming out this direction. So we are trying to figure out the big picture.

We have got a couple different alternatives working on both campuses. This one — there are some attractive alternatives here, but TBD on can we get enough to eventually make this one big campus? Possible.

In the meantime, all roads of every decision we came up with led to move the manufacturing from here over to Bally’s campus because we happen to have about the same amount of space vacant right now in our buildings. And that by moving big parts of it anyway, will allow us to start moving out, build-out the mezzanine and probably build-out this 10,000 square feet up and down, giving us another 30,000 feet. We think we can do that within about four months of the close. We have your architects who designed this building working on it right now.

And since Panattoni built this with designs to build this out pretty well, you can see the windows can be cut out and the whole thing, you just move it out. So that makes sense in any case of where the long-term campuses are going to be. So that’s the direction we are in.

Most of your manufacturing people have already some way or another been told or been put involved in joint consideration teams so we can figure out how to best do this. Hope we are doing a good job of that. We probably could do better. We probably could be asking a little more about how you guys have done it, what would you do differently.

What does that mean to the rest? It means somewhere in the next few months, we will start to learn and teach and bring the manufacturing over. Some of the departments that are very close to manufacturing may go along. You know, logistics-type operations will probably go along, but I don’t know that for sure. And then we will start bringing some Bally people over here once we build this stuff out.

We do have some extra space around in iGaming and a few others that very quickly, within weeks, we might be able to bring some Bally people over and create joint efforts.

So that’s generally what we know today. And that handles all of the questions I had. I hope that helped. Ramesh, you are back up.

MR. SRINIVASAN: Thank you, Gary. Appreciate that.

Just a few more questions left. I should have come to know Lou Castle a lot earlier.

Apparently important question: Will the name SHFL entertainment be retained, will SHFL be a separate division?

I think the second part of the question, SHFL being a separate division, Gary answered. I don’t think so. We would really like the company to be together as possible. Different business areas, yes, tables have to run differently than — you know, there are different business decisions you make in systems, games and all that, but we like to, you know, run it as one company. So I really do think Bally Technologies will be the name of the brand, 81-year-old brand, fairly popular and fairly loved across the world.

So I think that will be the choice. But the product brands will remain. There is no reason to change that. We have a system called SDS, you have Three Card Poker, and all those product brand names will remain the same. And later on in the future, I’m kind of, you know, going out on a limb here to say this I know.

Remember these two companies together, about two years from now or three years from now is going to be a pretty big profit-making mission. Right. It is once we pay down, you know, the debt we have acquired in order to get this acquisition done, this is going to be a very profitable, very successful kind of company that will look at diversification later on.

That we will look at other things to do. And I wouldn’t rule out using SHFL as a brand for one of those subsidiaries. It could happen so the name is not going anywhere. But I think the company as such will be called Bally Technologies as one together company.

But I think we will look for uses where the SHFL brand will come in very handy. It is going to remain our brand. And we will decide when to use it and when to use it later on. The products brand, I don’t expect it to change. And one thing we would really like to do, if that works out well, is the four card symbol that is there, if we can marry the Bally name, and that would be very nice as well. So we would see how our marketing folks work through all that and what decisions get made there.

The other question, which I didn’t want to avoid, is a fairly tough question. I’m not sure how we can handle this, but I want to make sure we do, is what is going to happen to me?

Me, not as in me. I mean me, I always get treated badly. The executive team gives me hell every day. I don’t think that is going to change. My life is going to remain as difficult, but I will tell you, for an overwhelming majority of all of us, all of us, that includes Bally and SHFL, this is going to create tremendous opportunities. These are two growing, market leading, profitable companies coming together, so it’s going to create a lot of opportunities for an overwhelming majority of us.

I do understand, and I want to be honest with you, that a few of us will get affected. You know, because there is another two people doing the same job and all that could happen to a few people. But for an overwhelming majority, well north of 90 percent of us, Bally and SHFL together, this is only going to create great opportunities in the future.

In the short-term, it could change a little bit. We may be doing something that we are not a hundred percent comfortable with. Or with some, we’ll be loving what we are doing. It could be some changes and adjustments we have to make, but over a period of six months, one year, two years, it’s going to create wonderful opportunities because these are a lot of business areas, a lot of diversity, a lot of international opportunities, a lot of ability to move to different product, different administrative areas. So for an overwhelming majority of Bally and SHFL employees, it’s going to create tremendous opportunities to grow.

Then the next question. Since Bally has existing U.S. EGM, meaning game studios, will the SHFL game group be affected by the acquisition? Will we be treated as just another game studio integrated into existing studios? All right. That is the question.

There is not just another game studio at Bally. Game studios are our life. That’s our livelihood. That’s part of our business today are games. We have a number of different studios. So we have a very useful, diverse set of studios. Now that is only going to become stronger. Now we are going to have even more studios.

By the way, all Bally studios are not in one location. There are some in Vegas. We have about 25-plus studios. I think it’s 30-plus now. We have some in Vegas, some in Reno. We have one in San Diego, that is not just another studio. It’s one of our top studios. We have one in Phoenix, one in Huntington Beach, one in Sydney, and a number of studios in India. So we are very used to a diverse set of game studios, and each of them are extremely important to us. There is no “just another game studio.”

And the SHFL game studios have done remarkably well in a lot of different areas. It is not a joke that the best performing games in Asia and Australia now are SHFL games created by these studios. We respect each and every game studio we have. I don’t even like the phrase “just another game studio.”

A lot of things we will try to work together as game studios. We will use each other’s ideas. We will try to get to learn from each other’s operating system and make the best possible decisions. We will create content for each of those cabinets. We are going to do that together, but the individuality of the game studios is a good thing; it’s not a bad thing.

We just can’t run a game company with one set of ideas. We need a diverse set of ideas. We need different styles of content. We continue to innovate on hardware cabinets all of the time. So game studios, each and every one of our game studios — and “our” meaning Bally and SHFL together, will be very important to us. So there is no concept of “just another game studio.”

The next question: Will Bally be changing the pricing of SHFL’s current products to allow for quantity discounts in combination with other Bally products?

There is no immediate plan to do anything like that. Right. We don’t want to create a discounting culture. We want to produce value for our customers and we want to make sure we get paid for that value. So we have been pretty successful in retaining our value propositions across all of our business areas.

We provide systems and games to the same casinos. It doesn’t mean we discount one for the other. SHFL has done a great job of that. Proprietary table games, electronic table systems, utility products in all those areas, you provide many of them to the same casinos. It is not as if you are have discounted one in order to help the other. So that will continue.

So there are no special discounting plans or anything like that. But the fact we have a broad-based set of products creates new opportunities for us. It is very possible that tomorrow we have a discussion with the customer who is about to buy our systems products and they say we need 5 percent more discount, we might have a discussion that we could give you 5 percent more discount if you help us out with these progressive table games or these premium games that you lease.

So that cross-combination of products will help us sell better, but there is no immediate plan to discount products. They reduce the value. It is our job to create value in each of the business areas we have so that the value proposition will come on the fair price that we deserve for that.

Will each casino property have a sales rep for slots and a separate one for tables or just one rep per property?

How the sales team is going to get together is still work in progress. I can tell you how Bally does business today. In a lot of domestic areas, we have separate sales leaders for games and systems. In a lot of international areas, we have the same sales leaders handling games and systems. So we do it both ways depending on what suits the market.

Now you have six or seven business areas, you cannot have six or seven sales reps bombarding a customer saying, hey, I’m here to talk about games, I’m here to talk about tables, I’m here to talk about systems, I’m here to talk about SDS. You can’t do that.

So there has got to be some mixing and matching that we will work over a period of time. We all have our specialties. I’m good at selling systems. I’m good selling at selling games or I’m good at selling table products. We try to bring all that together, but only up to a point. So some markets it could remain two or three separate, some markets it could be altogether. So that is work in progress. We will plan it out and we will do the best thing for the customer.

Some customers like to see specialized salespeople. Some people would rather deal with one person. We will accommodate the customer and do the right thing for the customer as far as the sales strategy goes.

This is, I think, my last question, and it’s a fairly important question, so I just wanted to spend a couple minutes on this.

Is Bally’s customer-service driven and do you view your employees as customers as well?

That question made me think. By the way, number one, our name is Bally not Bally’s. Bally’s stands for the casino. Our name is just Bally, without the apostrophe S.

Let me answer the second question first. Do we view our employees also as customers?

I have never been asked that question before. Right. Customers are external to us, employees are part of us. Right. I mean, employees are us. We are nobody without employees, so I don’t know how — what you mean by treating employees like customers.

But let me answer the question a different way. When you ask us for Bally, what is your priority? Shareholders, customers, employees.

There’s no confusion about the answers. Employees come number one. And I’m not saying that today. You saw that in the video June or look at the video last year. We have been very steadfast about that. Employees come number one for us. Okay. Because without employees, you have nobody. Without great employees, without people who care for the company, there is no company. Right. There is nothing to talk about.

With happy, driven employees you can have happy customers. Customers come second. So employees, customers, and we typically don’t talk too much about shareholders. The share price and this and that the scorecard, it all takes care of itself.

If we take great care of our employees and we take great care of our customers, everything works itself out — revenue, margin, profitability, operating income, share price, this that, whatever it is, it all works itself out.

So the way I would answer the question is when you line up shareholders, customers, employees, employees come first for us, then customers, then shareholders. That is the order in which we typically worry about. And when we sit in an executive meeting, that’s what we talk about.

And when there is a fork in the road, when there is a tough decision to be made, that is our guiding principal. Employees, customers and then shareholders, that’s the way we make decisions. I hope I answered that question.

Let me come to the first question. Is Bally customer-service driven?

I don’t even know what made you ask that question. That’s what troubles me more than anything else. Let me give you a serious answer first and then elaborate a little bit before the end of the session.

We measure customer satisfaction levels in games and systems. So every quarter we get thousands of answers from customers who rate us on a one-to-five scale. So when we provide a service to them, when we do an enhancement, when we do a fix for them in systems, they rate us on a simple one-to-five scale. Professionalism, timeliness, did we get it done? All that. There are four or five categories there.

Game service has always been rated one of the best. It’s like 4.85 out of five or something is a normal average. It is by far very high. And we also look at the ten worst and ten best comments every month.

We ask customers also an open-ended question, what should we improve on? Some say great things about us. We also focus on the ten worst comments. There is always some customer unhappy with you for something. You are never going to reach perfection, but we are at very high levels as far as game service is concerned.

Systems service is a little bit more challenging. It’s much more complex, a lot of things could go wrong with a system. A business system implementation is one of the toughest things. Which is why competitors cannot keep up with us.

So when you think of the fact that we have now gone to systems at a level that some of the analysts reports say — I can’t say this officially or for certain — some of the analysts reports indicate that our current system numbers are more than our companies combined almost.

So we must be doing good customer service. We must be supporting or products well, you know, is the conclusion you reach. So I would like to think Bally is a very customer-service driven organization much as SHFL is.

But there is one warning in it for you. I’m never going to allow Bally to believe that we are better in customer service than IGT or WMS. That is not going to happen. I’m never going to reach a stage of superiority complex where I believe Bally is very customer-service driven, but you are not, IGT. I don’t think so.

I think IGT is also very customer-service driven. They have great engineers. They have fantastic people. They are number one in the industry for a reason.

I think WMS is a very customer service-driven company. I think SHFL is a very customer-service driven company. I think Bally is as well.

I’m never going to allow Bally to think that we are better than the others because that is where the downfall starts. For me being paranoid is what drives us to be successful. We are always going to be paranoid that somebody out there is outworking us.

I have heard great things from customers about SHFL, IGT, WMS, Bally. And I have heard challenging things from customers about SHFL and Bally and IGT and WMS. So for me it is not how great a customer service organization we are today. It is only a matter of can we get better for tomorrow.

If we are 85 out of 100 today and say IGT is 75 out of 100, whatever that math is, can we go to 88 out 100 next year is the only thing I worry about. So we are never going to convince ourselves that we are the top customer service company in the world.

I think we are reasonable at it. I think we are good at it. I think we work very hard at it, but the only thing we are focused on is to become a better service company next year than we are today.

That is generally how our thought processes works. Getting better is what it’s all about. Okay. Thank you. So I leave you with that thought. Thank you very much for taking the time. I again apologize for not taking live Q&A, but that will come. Thank you for your patience.